Exhibit 10.7

$50,000,000

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Between

SUN HYDRAULICS CORPORATION

as Borrower,

and

FIFTH THIRD BANK,

as Lender

Dated as of August 1, 2011

i

Schedules

Schedule 1.1-1	Account Designation Letter
Schedule 1.1-4	Permitted Liens
Schedule 1.1-6	Existing Letters of Credit
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.7	Form of Notice of Conversion
Schedule 3.3	Patriot Act Information
Schedule 3.6	Litigation
Schedule 3.10	Environmental Issues
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices/Principal Places of Business
Schedule 3.21	Labor Matters
Schedule 3.23	Material Contracts
Schedule 4.1-1	Form of Secretary’s Certificate
Schedule 4.1-2	Form of Solvency Certificate
Schedule 4.2(b)	Form of Accordion Note
Schedule 4.2(b)(2)	Form of Security Agreement
Schedule 5.2(b)	Form of Compliance Certificate
Schedule 5.5(b)	Insurance
Schedule 6.1(b)	Indebtedness

THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT, dated as of August 1, 2011, is made by SUN HYDRAULICS CORPORATION, a Florida corporation (“Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender make loans and other financial accommodations to Borrower in an aggregate amount of up to $50,000,000, as more particularly described herein; and

WHEREAS, Lender has agreed to make such loans and other financial accommodations to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Accordion Advance(s)” means Advance(s) of a portion of the Accordion Facility.

“Accordion Facility” means the revolving line of credit described in Section 2.2, below.

“Accordion Commitment Fee” has the meaning set forth in Section 2.2(e).

“Accordion Commitment Period” means the period from the Closing Date to, but not including, the Maturity Date.

“Accordion Committed Amount” has the meaning set forth in Section 2.2(a).

“Accordion Note” means the promissory note of Borrower in favor of Lender evidencing the Accordion Facility provided pursuant to Section 2.2(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from Borrower to Lender substantially in the form attached hereto as Schedule 1.1-1.

“Activated” means, with respect to the Accordion Facility, all conditions precedent set forth in Sections 4.1 and 4.2 have occurred or been satisfied.

“Advance” shall mean a Revolving Advance, and Accordion Advance, or Construction Advance.

“Affiliate” means as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, Lender shall not be deemed an Affiliate of any of Borrower solely by reason of the relationship created by the Credit Documents.

“Agreement” or “Credit Agreement” means this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Anti-Terrorism Order” means that certain Executive Order 13224 signed into law on September 23, 2001.

“Applicable Interest Rate” means, (i) with respect to LIBOR Rate Advances, the LIBOR Rate, plus the Applicable Percentage, and (ii) with respect to Base Rate Advances, the Base Rate, plus the Applicable Percentage.

“Applicable Percentage” means, for any day:

(a) prior to the date that the Accordion Facility is Activated, for Revolving Advances and for Letter of Credit Fees, a rate per annum of 1.45%;

(b) from and after the date that the Accordion Facility is Activated, for Revolving Advances, Accordion Advances and Letter of Credit Fees, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage for (i) Base Rate Advances shall be the percentage set forth under the column “Base Rate Margin”, (ii) LIBOR Rate Advances and the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin/Letter of Credit Fee” and (iii) the Unused Fee on the unused portion of the Accordion Facility shall be the percentage set forth under the column “Accordion Facility Unused Fee”:

Level	Leverage Ratio	Base Rate Margin	LIBOR Rate Margin/ Letter of Credit Fee	Accordion Facility Unused Fee

I	≤ 1.00x	-0.25%	1.45%	0.0%

II	> 1.00 but ≤ 1.50x	-0.25%	1.65%	0.20%

III	> 1.50 but ≤ 2.00	0.00%	1.75%	0.25%

IV	>2.00 but ≤ 2.50x	0.00%	2.00%	0.30%

V	>2.50x	0.00%	2.25%	0.35%

(c) for Construction Advances, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage shall be (i) the percentage set forth in the “LIBOR Rate Margin” column if the LIBOR Rate is applicable and (ii) the percentage set forth in the “Base Rate Margin” column if the Base Rate is applicable:

Level	Leverage Ratio	Base Rate Margin	LIBOR Rate Margin

I	≤ 1.00x	-0.05%	1.65%

II	> 1.00 but ≤ 1.50x	-0.05%	1.85%

III	> 1.50 but ≤ 2.00	0.20%	1.95%

IV	>2.00 but ≤ 2.50x	0.20%	2.20%

V	>2.50x	0.20%	2.45%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which Lender has received from Borrower the quarterly financial information and certifications required to be delivered to Lender and Lender in accordance with the provisions of Sections 5.1(a) and (b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next Interest Determination Date. If Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a) and (b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which Borrower was so required to provide such financial information and certifications to Lender and Lender, be based on Level V until such time as such information and certifications are provided. In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown by written and credible evidence to be inaccurate (regardless of whether this Agreement or any of the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, Borrower shall immediately (a) deliver to Lender a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to Lender for the benefit of Lender the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by Lender to Lender entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of Lender and Lender under the Credit Documents, including their rights under Sections 2.8 and 7.1.

“Appraisal” means an appraisal report with respect to the Project prepared by a real estate appraiser acceptable to Lender setting forth the “as completed” fair market value of the Project.

“BR Default Rate” means, as of any date of determination, the Base Rate plus the Applicable Percentage for Base Rate Loans in effect on such date plus 3%.

“Bank Product” means any of the following products, services or facilities extended to Borrower or any Subsidiary by Lender: (a) Cash Management Services; and (b) products under any Hedging Agreement.

“Bank Product Debt” means the Indebtedness and other obligations of Borrower or its Subsidiaries relating to Bank Products.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means any of the events described in Section 7.1(e).

“Base Rate” means, for any day, the lending rate as announced by Lender, from time to time, as its Base Rate which may change as often as daily. In the event that Lender does not, for any reason, announce a Base Rate or discontinues the use of the term “Base Rate” as a benchmark for interest rates on its loans, the Base Rate shall be equal to the Prime Rate.

The terms “Base Rate” and “Prime Rate” are intended by the parties to be benchmarks only and are not to be construed as indicating that such rates are the best or lowest rates offered by the entity quoting such rate to any of its customers regardless of their creditworthiness.

“Base Rate Advances” means Advances that bear interest at an interest rate based on the Base Rate.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrower’s Architect” means the architect or engineer selected by Borrower to prepare the Plans and conduct construction progress inspections for the Project.

“Borrower’s Obligations,” “Borrower Obligations” and “Borrower Obligation” mean, collectively or individually, as applicable, without duplication, (i) all of the obligations, indebtedness and liabilities of Borrower to Lender, whenever arising, under this Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all Bank Product Debt.

“Borrowing Date” means, in respect of any Loan, the date such Loan is made.

“Budget” means the budget setting forth the total of the Construction Costs and Non-Construction Costs, as estimated by Borrower and Borrower’s Architect in order to enable Borrower to complete the Project in accordance with the Plans.

“Business” means the meaning set forth in Section 3.10(a)(ii).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Tampa, Florida are authorized or required by law to close; provided,

however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, “Business Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in all of the foregoing other than nonvoting stock appreciation rights, nonvoting management incentive plan or other nonvoting participatory interests that are payable as part of the compensation plan of Borrower.

“Cash Collateralize” means to pledge and deposit with or deliver to Lender, as collateral for LOC Obligations, cash or deposit account balances or, other credit support, in each case pursuant to documentation in form and substance satisfactory Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of with or issued by Lender, in each case with maturities of not more than one year from the date of acquisition, (iii) bankers acceptances issued by Lender, (iv) commercial paper and variable or fixed rate notes issued by Lender or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (v) repurchase agreements with Lender or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (vi) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (vii) demand deposits with Lender and (viii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vii) of this definition.

“Cash Management Services” means any services provided from time to time to Borrower or any Subsidiary of Borrower in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives issued under or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence, after the date of this Agreement, of (i) the acquisition by any Person or group of Persons (within the meaning of Section 13(d) or Section 14(a) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) fifty-one percent (51%) or more of the voting Capital Stock of Borrower, or (ii) within any period of twelve (12) consecutive calendar months, individuals who were directors of Borrower on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means a collective reference to Domestic Business Assets of Borrower and its Domestic Subsidiaries, as the same may be expressly set forth in the Security Agreement required to be delivered by Borrower to Lender in the event that the Accordion Facility is Activated.

“Commitment Letter” means the letter agreement dated May 2, 2011 addressed to Borrower from Lender and accepted by Borrower on May 13, 2011, as may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Commitments” means, collectively, the commitment of Lender to make Revolving Advances, Accordion Advances and Construction Advances.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Completion Date” means the date which is two (2) years after date of the Initial Construction Disbursement.

“Completion of Improvements” means lien-free completion of the Improvements in accordance with the Plans, as evidenced (i) by compliance on the part of Borrower or the Project, as the case may be, with all Legal Requirements relating to the occupancy and use of the Improvements, including all necessary certificates of occupancy (or their equivalent), and (ii) by the documents, items and things described in Section 8.7.

“Compliance Certificate” has the meaning set forth in Section 5.2(b).

“Consolidated” or “consolidated” means, with reference to any term defined herein, such term as applied to the accounts of Borrower and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBIT” means, for any period, for Borrower and its Subsidiaries on a Consolidated basis, Consolidated Net Income for such period and the sum of the following to the extent deducted in the calculation of Consolidated Net Income: (i) total federal, state, local and foreign income taxes, and (ii) Consolidated Interest Expense, all as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a Consolidated basis, Consolidated Net Income for such period and the sum of the following to the extent deducted in the calculation of Consolidated Net Income: (i) total federal, state, local and foreign income taxes, (ii) Consolidated Interest Expense and (iii) depreciation and amortization, all as determined in accordance with GAAP.

“Consolidated Funded Debt” means, for any period, the Funded Debt of Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a Consolidated basis, total interest expense (including that attributable to Capital Lease Obligations) for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Persons with respect to letters of credit and bankers’ acceptance financing and net costs of such Persons under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) but excluding any fair market value adjustments related to Hedge Agreements.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a Consolidated basis, the net income after taxes for such period, as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for any period, for Borrower and its Subsidiaries on a Consolidated basis, Consolidated Total Tangible Assets minus Consolidated Total Liabilities as determined in accordance with GAAP applied on a consistent basis.

“Consolidated Total Liabilities” means for any period, for Borrower and its Subsidiaries on a Consolidated basis, total liabilities (including, without limitation, capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower and its Subsidiaries, and all obligations as lessee under off-balance sheet synthetic leases) determined in accordance with GAAP applied on a consistent basis.

“Consolidated Total Tangible Assets” means, for any period, for Borrower and its Subsidiaries on a Consolidated basis, consolidated total assets, as determined in accordance with GAAP applied on a consistent basis; provided that for purposes of this computation, the aggregate amount of any intangible assets of Borrower and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names, shall be subtracted from total assets.

“Construction Advance(s)” means Advance(s) of a portion of the Construction Facility.

“Construction Contract” means (collectively, if more than one) the A.I.A. “Standard Form of Agreement (guaranteed fixed price) between Owner and Contractor” providing for the construction of the Improvements (together with any amendments or replacements of such contract(s) that Borrower may enter into).

“Construction Costs” means all hard costs (e.g., for labor, materials and fixtures) incurred and to be incurred in the construction of the Improvements that are payable in whole or in part from proceeds of the Loan, as more particularly described in the Budget.

“Construction Facility” means the loan for construction and/or remodeling of building improvements described in Section 2.3, below.

“Construction Facility Commitment Fee” has the meaning set forth in Section 2.3(c).

Construction Facility Conversion Date” means the date which is two (2) years after the date of the Initial Construction Disbursement.

“Construction Facility Maturity Date” means the date which is seven (7) years after the Closing Date.

“Construction Facility Amount” has the meaning set forth in Section 2.3.

“Construction Note” means the promissory note of Borrower in favor of Lender evidencing the Construction Facility provided pursuant to Section 2.3, as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Contractor” means the general contractor selected by Borrower to construct the Improvements.

“Copyright Licenses” means any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.

“Copyrights” means all copyrights (other than copyrights of de minimus value) of Borrower and its Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.

“Covenant Not To Encumber” means the Covenant Not To Encumber dated as of the Closing Date given by Borrower to Lender for recording in the public records of Sarasota County, Florida and Manatee County, Florida, in each case as amended, modified, extended, restated, replaced or supplemented from time to time.

“Credit Documents” means this Agreement, each of the Notes, the Letters of Credit and any other LOC Documents, the Security Documents, documents evidencing and/or related to Bank Products and all other agreements, documents, certificates and instruments delivered to Lender by Borrower in connection herewith or therewith.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to Borrower’s Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Base Rate Advances, the BR Default Rate and (ii) for LIBOR Rate Advances, the LIBOR Default Rate, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage applicable to Letter of Credit Fees plus 3.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the BR Default Rate.

“Deposit Account Control Agreement” shall mean an agreement, among Borrower, a depository institution, and Lender, which agreement is in a form acceptable to Lender and which provides Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Dollars” and “$”means dollars in lawful currency of the United States.

“Domestic Business Assets” means, with respect to any Person, all tangible and intangible assets, including, without limitation, cash, Cash Equivalents, securities, accounts receivable, inventory, supplies, equipment, Patents, Patent Licenses, Trademarks and Trademark

Licenses, but excluding real property and real property improvements, owned by such Person which are located within any state or commonwealth of the United States or the District of Columbia and are used or are usable in connection with any business activity or operation of such Person.

“Domestic Subsidiary” means any Subsidiary of Borrower that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Draw Request” means a request, on the AIA form of Application and Certificate for Payment (AIA Document G702), or on such other form(s) as Lender may require, by Borrower for an Advance of a portion of the Construction Facility.

“EBIT to Interest Expense Ratio” means, , during the four (4) consecutive fiscal quarter period ending on the last day of the applicable period, for Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBIT for such period to (b) Consolidated Interest Expense for such period.

“Effective Accordion Note Amount” means the stated principal amount of the Accordion Note then in effect.

“Environmental Issues” has the meaning set forth in Section 3.10(b).

“Environmental Laws” means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Plan” means, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Eurodollar Reserve Percentage” means for any day, the percentage (rounded if necessary, to the nearest 1/100,000 of 1% (to five decimals points)) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Existing Letter of Credit” means each of the Letters of Credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1-6 hereto, if any.

“Extension of Credit” means, the making of an Advance by Lender or the issuance of a Letter of Credit by Lender.

“Facilities” means, collectively, the Revolving Facility, the Accordion Facility, if Activated, and the Construction Facility.

“Final Construction Disbursement” shall have the meaning set forth in Section 8.7.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all Capital Lease Obligations of such Person, (f) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“GAAP” means: (a) prior to the date that Borrower is required to adopt International Financial Reporting Standards (“IFRS”), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principal Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; and (b) on and after the date that Borrower is required to adopt IFRS, IFRS as issued and set forth in the pronouncements of the International Accounting Standards Board, including standards and interpretations approved by the International Accounting Standards Board and its predecessor the International Accounting Standards Committee, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Acts” means the meaning set forth in Section 2.15.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” means, with respect to any Person, any ISDA Master Agreement, Confirmation and Schedules between Borrower and Lender or any Affiliate of Lender executed on the Closing Date or at any time prior to or after the Closing Date or any other agreement between Borrower and Lender or any Affiliate of Lender heretofore or hereafter entered into, which provides for an interest rate, currency, equity, credit or commodity swap, cap, floor or collar, spot or foreign exchange transaction, cross-currency rate swap, currency option, any combination thereof, or option with respect to, any of the foregoing or any similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest rates, exchange rates, currency, stock, portfolio or loan valuations or commodity prices (including any such or similar agreement or transaction entered into by Lender or any Affiliate of Lender in connection with any other agreement or transaction between Borrower and Lender or any Affiliate of Lender.)

“Holdback” means the retainage with respect to disbursements for Construction Costs, as provided in Subsection 8.4(a).

“Improvements” means all buildings, parking and driveway areas, landscaping and other improvements constructed or remodeled using the proceeds of the Construction Facility, all as more particularly described in the Plans.

“Increased Accordion Amount” has the meaning set forth in Section 2.2.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Taxes” means Taxes other than Net Income Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Initial Accordion Amount” has the meaning set forth in Section 2.2.

“Initial Construction Disbursement” means the initial disbursement by Lender for payment of Construction Costs, to be made upon the fulfillment of the conditions set forth in Section 8.5.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” means being in a condition of Insolvency.

“Inspecting Engineer” means any engineer, architect or consultant designated by Lender from time to time to perform the duties of Inspecting Engineer as provided herein.

“Intellectual Property” means all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of Borrower and its Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Interest Period” means, with respect to any LIBOR Rate Advance,

(i) initially, the period commencing on, and including, the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Advance and ending on, and including, the last day of the month in which such Borrowing Date or conversion date occurred; and

(ii) thereafter, each one (1) month period commencing on, and including, the first day of the month immediately following the prior Interest Period applicable to such LIBOR Rate Advance and ending on, and including, the last day of such month;

provided that the foregoing provisions are subject to the following:

(A) with respect to any LIBOR Rate Advance, unless Borrower has given notice of its election to convert such LIBOR Rate Advance to a Base Rate Advance as provided herein, Borrower shall be deemed to have elected to continue the affected LIBOR Rate Advance as a LIBOR Rate Advance; and

(B) no Interest Period in respect of any Advance shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means the date of the initial Advance under a Facility and the first Business Day of each calendar month thereafter.

“Land” means the real property on which the Improvements are to be constructed, which real property is more particularly described in Exhibit “A” attached hereto.

“Legal Requirements” means (i) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower and/or the Project, including, without limiting the generality of the foregoing, the ownership, use, construction, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof; and (ii) any and all covenants, conditions or restrictions contained in any deed, declaration or other instrument of any nature that relate in any way or are applicable to the Project or the ownership, use or occupancy thereof.

“Lending Office” means, initially, the Lender’s office located at 201 E. Kennedy Boulevard, Suite 1800, Tampa, Florida 33602, and thereafter, such other office of Lender as Lender may from time to time specify Borrower.

“Letter of Credit Fee” means the meaning set forth in Section 2.4(b).

“Letters of Credit” means (a) any letter of credit issued by Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement and (c) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.

“Leverage Ratio” means the ratio of (a) Consolidated Funded Debt on the last day of the applicable period to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarter period ending on the last day of the applicable period.

“LIBOR” means the rate per annum (rounded if necessary, to the nearest 1/100,000 of 1% (to five decimals points)) effective on any Interest Rate Determination Date which is equal to the London interbank offered rate for deposits in Dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service or such similar service, as determined by Lender, that displays British Bankers’ Association interest settlement rates for deposits in Dollars, as of 11:00 A.M. London time, two (2) Business Days prior to the Interest Rate Determination Date.

“LIBOR Default Rate” means, as of any date of determination, the LIBOR Rate plus the Applicable Percentage for LIBOR Rate Loans in effect on such date plus 3%.

“LIBOR Rate” means a rate per annum (rounded, if necessary, to the nearest 1/100,000 of 1% (to five decimals points)) determined by Lender pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Advances” means Advances the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Lender but not theretofore reimbursed.

“Mandatory Borrowing” has the meaning set forth in Section 2.4(c).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of Lender hereunder or thereunder or the perfection or priority of any Lien in favor of Lender.

“Material Contract” means any contract or other agreement set forth on Schedule 3.23 and any other contract or agreement, whether written or oral, to which Borrower or any of its Subsidiaries is a party (i) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a significant adverse impact (for these purposes, any contract requiring payments in any year exceeding 5% of Consolidated Tangible Net Worth) or (ii) any agreement identified in Item 601 of SEC Regulation S-K as a “material contract” required to be filed with appropriate SEC filings in accordance with the periodic reporting requirements of the Securities Exchange Act of 1934.

“Materials” has the meaning set forth in Section 8.2.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means, for the Revolving Facility and, if Activated, the According Facility, August 1, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income Taxes” means, with respect to Lender, (a) any Taxes imposed on or measured by Lender’s overall net income (however denominated), or any franchise Taxes imposed on Lender in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located or in which its Lending Office is located, and (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower are located.

“Non-Construction Costs” means all costs, other than Construction Costs, incurred and to be incurred in constructing and operating the Project that are payable in whole or in part with proceeds of the Construction Facility, as more particularly described in the Budget.

“Notes” means a collective reference to the Revolving Note, the Accordion Note and the Construction Note.

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i) or 2.2(b)(i), as appropriate.

“Notice of Commencement” means, collectively (if more than one), the notice(s) of commencement with respect to the construction of the Improvements, which are to be executed by Borrower, and recorded by Borrower in the public records of the county in which the Land is located prior to the commencement of construction of the Improvements to which the notice relates. A certified copy of the recorded Notice of Commencement shall be posted on the Land by Borrower, and a photocopy thereof provided to Lender, as soon as possible after the recordation thereof.

“Notice of Conversion” means the written notice of extension or conversion as referenced and defined in Section 2.7.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16 to the Agreement.

“Patents” means all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Date” means, with respect to each Facility, the first (1st) day of the month following the initially Advance of funds under such Facility, the first (1st) day of each month thereafter to and including the month in which the Maturity Date or the Construction Facility Maturity Date, as applicable, occurs and the Maturity Date or the Construction Facility Maturity Date, as applicable.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” means an acquisition or a series of related acquisitions by Borrower of the assets or all of the Capital Stock of a Person that is incorporated, formed or organized in the United States or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), so long as (a) no Default or Event of Default shall then exist or will exist after giving effect thereto, (b) except with respect to a transaction solely involving the purchase of assets of a dealer of Borrower in the ordinary course of Borrower’s business, Borrower shall deliver a pro forma compliance statement demonstrating to the reasonable satisfaction of Lender that Borrower will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9 after giving effect to any such acquisition, (c) if the Accordion Facility has been Activated, Lender shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all domestic business property acquired with respect to the Target, except for such property as to which Lender shall determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby and (d) the total consideration (including, without limitation, cash, stock, assumed debt and earnout obligations, the “Total Consideration”) for all acquisitions made during any fiscal year of Borrower shall not exceed $10,000,000 in the aggregate.

“Permitted Investments” means:

(i) cash and Cash Equivalents;

(ii) receivables owing to Borrower or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii) investments or loans (pursuant to Section 6.1(d)) made by Borrower in or to a Subsidiary;

(iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) non-cash consideration received in connection with sales of property or assets permitted under Section 6.5(a);

(vi) advances and loans to employees for the purchase price of Capital Stock of Borrower pursuant to an employee stock option of Borrower;

(vii) Permitted Acquisitions;

(viii) loans to any of Borrower’s dealers, suppliers or distributors made in the ordinary course of business that shall not exceed any such individual dealer’s or distributor’s gross amount of accrued commissions due to such dealer or distributor at the time of origination, as calculated by Borrower, or any future advance thereafter, unless secured by other assets of such dealer or distributor;

(ix) life insurance premium advances to Affiliates and stockholders;

(x) cash surrender value of Borrower-owned life insurance policies on Affiliates, shareholders, officers and employees of Borrower, whether maintained during or subsequent to an insured person’s termination, maintained in the ordinary course of business in accordance with Borrower’s historic practice; and

(xi) Hedging Agreements and Bank Products to the extent permitted hereunder.

As used herein, “investment” shall mean all investments, in cash or by delivery of property made, directly or indirectly in or to any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Permitted Liens” means:

(i) Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of Lender;

(ii) purchase money Liens securing purchase money indebtedness (and refinancings thereof) to the extent permitted under Section 6.1(c);

(iii) Liens for taxes, assessments, charges or other governmental levies not yet due, or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that (A) the aggregate amount of such contested Liens shall not exceed $250,000 and (B) adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s inchoate, unperfected or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $250,000;

(v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, in each case made in the ordinary course of business and in accordance with historical past practices of Borrower and its Subsidiaries;

(vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case made in the ordinary course of business and in accordance with historical past practices of Borrower and its Subsidiaries;

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that if such Liens relate to property or assets that are Collateral hereunder, then such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(viii) Liens existing on the Closing Date and set forth on Schedule 1.1-4; provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) if such Liens relate to property or assets that are Collateral hereunder, then the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;

(ix) Liens arising in connection with Capital Leases; provided that if such Liens relate to property or assets that are or become Collateral hereunder, then only to the extent permitted under Section 6.1(c);

(x) any interest or title of a lessor under any lease entered into by Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(xi) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plans” means the architectural, structural and mechanical engineering plans, drawings and specifications for the completion of the Improvements, together with such supplements, amendments or modifications thereto.

“Pledge Agreements” means any Pledge Agreement executed by Borrower to secure Borrower’s Obligations, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Prime Rate” means, at any time, the rate of interest per annum the rate of interest quoted as the “prime rate” as reported in the “Money Rates” section of the Wall Street Journal (or the arithmetic average of the rates so quoted, if more than one rate is quoted) or, in the event of discontinuance of such publication or such section thereof, the Prime Rate shall mean the monthly average prime rate as reported and published in the Federal Reserve Bulletin published monthly by the Board of Governors of the Federal Reserve System under the table styled “Prime Rate Charged by Banks on Short Term Business Loans.” In the event of the discontinuance of both such publications or such section or table thereof, the Prime Rate shall mean the prime rate as from time to time announced or published by Citibank, N.A., at its principal office in New York, New York. The parties hereto acknowledge that the Prime Rate is an index or base rate and shall not necessarily be the lowest or best rate charged by any financial institution.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction.

“Project” means, collectively, the Land and the Improvements.

“Properties” has the meaning set forth in Section 3.10(a).

“Recovery Event” means theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by Borrower or any of its Subsidiaries which results in the receipt by Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Reimbursement Obligation” means the obligation of Borrower to reimburse Lender pursuant to Section 2.4(c) for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to Borrower, any of the President, the Chief Executive Officer or the Chief Financial Officer.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries, now or hereafter outstanding or (d) any payment or prepayment of principal of premium, if any, or interest on redemption purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt.

“Revolving Advance(s)” means Advance(s) of portions of the Revolving Facility.

“Revolving Committed Amount” has the meaning set forth in Section 2.1.

“Revolving Commitment Period” means the period from the Closing Date to, but not including, the Maturity Date.

“Revolving Facility” means the revolving credit facility contemplated in Section 2.1.

“Revolving Note” means the promissory note of Borrower in favor of Lender evidencing the Revolving Facility provided pursuant to Section 2.1(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Securities Account Control Agreement” shall mean an agreement, among Borrower, a securities intermediary, and Lender, which agreement is in a form acceptable to Lender and which provides Lender with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreements” means any Security Agreement executed by Borrower to secure some or all of Borrower’s Obligations, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” means any Security Agreement, Pledge Agreement, Deposit Account Control Agreement, Securities Account Control Agreement and any other documents executed and delivered in connection with the granting, attachment and perfection of Lender’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” means any Plan which is not a Multiemployer Plan.

“Specified Sales” means (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (b) the sale, transfer or other disposition of cash or Cash Equivalents and (c) the sale, transfer or other disposition of assets consisting of or arising from any Hedging Agreement.

“Subordinated Debt” means any Indebtedness incurred by Borrower which by its terms is specifically subordinated in right of payment to the prior payment of Borrower’s Obligations.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Target” has the meaning set forth in the definition of “Permitted Acquisitions.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Consideration” has the meaning set forth in the definition of “Permitted Acquisitions.”

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.

“Trademarks” means all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimus value), together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

“Transactions” means the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Type” means, as to any Advance, its nature as a Base Rate or a LIBOR Rate Advance, as the case may be.

“UCC” means the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“United States” or “U.S.” means the United States of America.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Works” means all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions; Time References.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Unless otherwise expressly indicated, each time reference in any Credit Document shall be to Tampa, Florida time.

(e) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (v) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of Borrower and its Subsidiaries, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP, including the adoption of IFRS, would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period or any applicable date with the financial covenants set forth in Section 5.9 and for purposes of determining the Applicable Percentage, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period (including by adding any cost saving synergies associated with such Permitted Acquisition in a manner reasonably satisfactory to Lender), subject to adjustments mutually acceptable to Borrower and Lender and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any sale, lease or transfer permitted by Section 6.5(a)(v), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to Borrower and Lender and (B) Indebtedness that is repaid with the proceeds of such transactions permitted by Section 6.5(a)(v) shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Facility.

(a) Revolving Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, Lender agrees to make Revolving Advances in Dollars to Borrower from time to time in a principal amount of up to FIFTEEN MILLION DOLLARS ($15,000,000) (the “Revolving Committed Amount”) to finance working capital needs, the issuance of Letters of Credit and other general corporate purposes, including Permitted Acquisitions. Revolving Advances may consist of Base Rate Advances or LIBOR Rate Advances, or a combination thereof, as Borrower may request. Subject to the limitation that the principal amount of the Revolving Facility, plus LOC Obligations of Letter of Credit issued under the Revolving Facility outstanding at any one time not exceed the Revolving Committed Amount and the other provisions of this Agreement, Borrower may borrow, repay all or portions of the Revolving Advances and reborrow under the Revolving Facility until the Maturity Date, after which Lender’s obligation to make Revolving Advances shall terminate.

(b) Revolving Facility Borrowings.

(i) Notice of Borrowing. Borrower may request a Revolving Advance by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which confirmation may be by facsimile) to Lender not later than 11:00 a.m. on the date of the requested Advance. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Advance is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the principal amount to be borrowed and (D) whether the borrowing shall be comprised of a Base Rate Advance, a LIBOR Rate Advance or a combination thereof. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i). If Borrower shall fail to specify in any such Notice of Borrowing the Type of Revolving Advance requested, then such notice shall be deemed to be a request for a LIBOR Rate Advance hereunder. In the event that Borrower intends to request that a LIBOR Rate Advance be made on the Closing Date, Borrower shall give Lender written notice of such intent not less than two (2) Business Days prior to the Closing Date.

(ii) Minimum Amounts. Each Revolving Advance which is a Base Rate Advance shall be in a minimum aggregate amount of $200,000 and in integral multiples of $200,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Advance which is a LIBOR Rate Advance shall be in a minimum aggregate amount of $200,000 and in integral multiples of $200,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. If all conditions set forth in this Agreement are met, Lender will make each Revolving Advance requested by Borrower pursuant to this Agreement on the same Business Day that Lender receives the applicable Notice of Borrowing if the Notice of Borrowing is received by Lender prior to 11:00 a.m. on such Business Day and on the next Business Day if the Notice of Borrowing is received by Lender after 11:00 a.m. Each Revolving Advance shall be effected by crediting the principal amount thereof to a deposit account designated by Borrower maintained with Lender.

(iv) Payment in full at Maturity. The entire outstanding principal amount of all Revolving Advances, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(c) Interest. Subject to the provisions of Section 2.8, interest on Revolving Advances shall accrue at the Applicable Interest Rate. Until such time as the Accordion Loan is Activated, the Applicable Interest Rate for Revolving Advances shall be the LIBOR Rate, plus the Applicable Percentage specified in clause (a) of the Applicable Percentage definition. From and after the date upon which the Accordion Facility is Activated, the Applicable Interest Rate on Revolving Advances shall be as follows:

(i) Base Rate Advances. The Applicable Interest Rate for each such Base Rate Advance shall be a per annum rate equal to the sum of the Base Rate, plus the Applicable Percentage specified in clause (b) of the Applicable Percentage definition; and

(ii) LIBOR Rate Advances. The Applicable Interest Rate for each such LIBOR Rate Advance shall be a per annum rate equal to the sum of the LIBOR Rate, plus the Applicable Percentage specified in clause (b) of the Applicable Percentage definition.

Interest on Revolving Advances shall be payable in arrears on each Payment Date. Borrower shall have the option to fix the Applicable Interest Rate on Revolving Advances pursuant to a Hedging Agreement.

(d) Revolving Note/Security. The Revolving Facility shall be evidenced by this Agreement and the Revolving Note. The Revolving Facility is unsecured.

(e) Fees. There is no commitment, loan origination or unused fee payable by Borrower in connection with the Revolving Facility. New Letters of Credit issued under the Revolving Facility shall be subject to the annual fee set forth in Section 2.4(b).

Section 2.2 Accordion Facility.

Provided no Default of Event of Default has occurred and is continuing, Borrower may initiate the activation the Accordion Facility by (i) giving not less than three (3) days prior written notice to Lender specifying the initial principal amount of the Accordion Facility elected by Borrower, which amount shall be an amount not less than $5,000,000 or an even multiple of $5,000,000, not to exceed the Accordion Commitment Amount (the “Initial Accordion Amount”) and (ii) paying to Lender the applicable Accordion Commitment Fee, as set forth in Section 2.2(e)(i), below. Funding of the initial Accordion Advance shall be subject to satisfaction of the conditions set forth in Section 4.2 of this Agreement. In the event that, at any time that the Accordion Note then in effect is in a principal amount which is less than the Accordion Committed Amount, Borrower may elect to increase the then effective principal amount of the Accordion Facility by $5,000,000 or an even multiple of $5,000,000, but not to exceed the Accordion Committed Amount (the “Increased Accordion Amount”), by (i) giving not less than three (3) days prior written notice to Lender setting forth the Increased Accordion Amount and (ii) delivery to Lender of a replacement Accordion Note in the principal amount of the Increased Accordion Amount and such documents modifying the Security Documents as Lender reasonably may require.

(a) Accordion Commitment. During the Accordion Commitment Period, subject to the terms and conditions hereof, Lender agrees to make Accordion Advances in Dollars to Borrower from time to time in a principal amount not to exceed the lesser of (i) Effective Accordion Note Amount or (ii) up to TWENTY MILLION DOLLARS ($20,000,000) (the “Accordion Committed Amount”) to finance working capital needs, the issuance of Letters of Credit and other general corporate purposes, including Acquisitions. Accordion Advances may consist of Base Rate Advances or LIBOR Rate Advances, or a combination thereof, as Borrower may request. Subject to the limitation that the principal amount of the Accordion Facility, plus LOC Obligations of Letter of Credit issued under the Accordion Facility outstanding at any one time not exceed then applicable Effective Accordion Note Amount and the other provisions of this Agreement, Borrower may borrow, repay all or portions of the Accordion Advances and reborrow under the Accordion Facility until the Maturity Date, after which Lender’s obligation to make Accordion Advances shall terminate.

(b) Accordion Facility Borrowings.

(i) Notice of Borrowing. Borrower may request an Accordion Advance by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which confirmation may be by facsimile) to Lender not later than 11:00 a.m. on the date of the requested Advance. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that an Accordion Advance is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the principal amount to be borrowed and (D) whether the borrowing shall be comprised of a Base Rate Advance, a LIBOR Rate Advance or a combination thereof. If Borrower shall fail to specify in any such Notice of Borrowing the Type of Accordion Advance requested, then such notice shall be deemed to be a request for a LIBOR Rate Advance hereunder.

(ii) Minimum Amounts. Each Accordion Advance which is a Base Rate Advance shall be in a minimum aggregate amount of $200,000 and in integral multiples of $200,000 in excess thereof (or the remaining amount available under then effective Accordion Note, if less). Each Accordion Advance which is a LIBOR Rate Advance shall be in a minimum aggregate amount of $200,000 and in integral multiples of $200,000 in excess thereof (or the remaining amount available under then effective Accordion Note, if less).

(iii) Advances. If all conditions set forth in this Agreement are met, Lender will make each Accordion Advance requested by Borrower pursuant to this Agreement on the same Business Day that Lender receives the applicable Notice of Borrowing, if the Notice of Borrowing is received by Lender prior to 11:00 a.m. on such Business Day, or on the next Business Day, if the Notice of Borrowing is received by Lender after 11:00 a.m. Each Accordion Advance shall be effected by crediting the principal amount thereof to a deposit account designated by Borrower maintained with Lender.

(iv) Payment in full at Maturity. The entire outstanding principal amount of all Accordion Advances, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(c) Interest. Subject to the provisions of Section 2.8, interest shall accrue on Accordion Advances at the Applicable Interest Rate as follows:

(i) Base Rate Advances. The Applicable Interest Rate for each such Base Rate Advance shall be a per annum rate equal to the sum of the Base Rate, plus the Applicable Percentage specified in clause (b) of the Applicable Percentage definition; and

(ii) LIBOR Rate Advances. The Applicable Interest Rate for each such LIBOR Rate Advance shall be a per annum rate equal to the sum of the LIBOR Rate, plus the Applicable Percentage specified in clause (b) of the Applicable Percentage definition.

Interest on Accordion Advances shall be payable in arrears on each Payment Date. Borrower shall have the option to fix the Applicable Interest Rate on Accordion Advances pursuant to a Hedging Agreement.

(d) Accordion Note/Security. The Accordion Facility shall be evidenced by this Agreement and the Accordion Note, as the same may be amended and restated from time to time. From the date that the Accordion Facility is Activated until the Accordion Note is repaid in full, the obligations of Borrower to repay the principal and interest on the Accordion Facility shall be secured by a security interest in the Domestic Business Assets of Borrower and Borrower’s Domestic Subsidiaries. Lender’s security interest in such Domestic Business Assets shall be created and/or perfected by such Security Documents as Lender may reasonably require. Further, from and after the date upon which the Accordion Facility is Activated and continuing until the Accordion Note has been repaid in full, all of Borrower’s obligations under or with respect to all Bank Products and Hedging Agreements shall also be secured by the security interest and Security Documents securing the Accordion Facility.

(e) Fees.

(i) Commitment Fees. At such time as Borrower shall give notice to Lender of Borrower’s election to activate the Accordion Facility, Borrower shall pay to Lender a nonrefundable commitment fee equal to 0.20% multiplied by the Initial Accordion Amount. At any time that the then Effective Accordion Note Amount is increased at Borrower’s election, as provided in this Section 2.2, Borrower shall pay to Lender a nonrefundable commitment fee equal to 0.20% multiplied by the amount of the increase. The commitment fees payable by Borrower pursuant to this subsection are collectively referred to as the “Accordion Commitment Fee”). The parties recognize and agree that the Accordion Commitment Fee (i) was not and is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower, and (ii) was a material inducement for Lender to provide the Accordion Facility and for having Lender ready, willing and able to fund the Accordion Facility in accordance with the terms of the Commitment Letter and this Agreement. Borrower’s payment of the Accordion Commitment Fee to Lender is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Lender pursuant to the Accordion Note and this Agreement.

(ii) Unused Fee. From the date that the Accordion Facility is Activated until the Maturity Date, Company shall pay to Lender an unused fee equal to the percentage rate per annum set forth in the “Accordion Facility Unused Fee” column of the table appearing in clause (b) of the definition of Applicable Percentage multiplied by the daily balance of the unused portion of the Effective Accordion Note Amount existing as of the date of calculation. The unused fee shall be payable quarterly in arrears on the third day of every third month (commencing on the third day of the third month following the effective date of the Accordion Note) and on the Maturity Date and shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed.

Section 2.3 Construction Facility.

Provided no Default or Event of Default has occurred and is continuing and subject to the terms and conditions set forth in this Agreement, Lender agrees that Borrower may borrow, prior to the Construction Facility Conversion Date, up to FIFTEEN MILLION DOLLARS ($15,000,000) to finance the construction of Improvements on the Land in accordance with the Plans and such other construction and/or remodeling work as may be approved by Lender. Borrower agrees to accept the Construction Facility and to use the proceeds thereof only as provided herein. The Construction Facility shall be evidenced by the Construction Note. All Construction Advances shall be made upon and subject to the terms and conditions set forth in Article VIII of this Agreement.

(a) Interest. Subject to the provisions of Section 2.8, interest shall accrue on Construction Advances at the Applicable Interest Rate as follows:

(i) Base Rate Advances. The Applicable Interest Rate for each such Base Rate Advance shall be a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage specified in clause (c) of the Applicable Percentage definition; and

(ii) LIBOR Rate Advances. The Applicable Interest Rate for each such LIBOR Rate Advance shall be a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage specified in clause (c) of the Applicable Percentage definition.

Borrower shall have the option to fix the Applicable Interest Rate on Construction Advances pursuant to a Hedging Agreement.

(b) Payments. Prior to the Construction Facility Conversion Date, payments of interest only on Construction Advances shall be payable in arrears on each Payment Date. From and after the Construction Facility Conversion Date, payments of interest and principal (based upon the amortization of the outstanding principal amount of the Construction Facility on the Construction Facility Conversion Date over a 15-year period) shall be payable on each subsequent Payment Date. The entire outstanding principal amount of Construction Facility, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full on the Construction Facility Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(c) Fees.

(i) Commitment Fee. On the Closing Date Borrower shall pay to Lender a nonrefundable commitment fee in the amount of $30,000.00 (the “Construction Facility Commitment Fee”). The parties recognize and agree that the Construction Facility Commitment Fee (i) was not and is not a charge for the use of money, but rather a purchase of the right to secure a loan of money on the part of Borrower, and (ii) was a material inducement for Lender to provide the Construction Facility and for having Lender ready, willing and able to fund the Construction Facility in accordance with the terms of the Commitment Letter and this Agreement. Borrower’s payment of the Construction Facility Commitment Fee to Lender is and shall be in addition to all other payments (including without limitation principal and interest) now or hereafter payable to Lender pursuant to the Construction Note and this Agreement.

(ii) Unused Fee. There is no unused fee payable by Borrower to Lender with respect to the Construction Facility.

Section 2.4 Letters of Credit.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which Lender may reasonably require, prior to the Maturity Date Lender shall issue Letters of Credit for the account of Borrower from time to time upon request by Borrower in a form reasonably acceptable to Lender; provided, however, that (i) either (A) if the Accordion Facility has not been Activated, the sum of outstanding Revolving Advances plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount or (B) if the Accordion Facility has been activated, the sum of outstanding Revolving Advances, plus outstanding Accordion Advances, plus outstanding LOC Obligations shall not at any time exceed the aggregate of the Revolving Committed Amount plus the then applicable Effective Accordion Note Amount, (ii) all Letters of Credit shall be denominated in U.S. Dollars and (iii) Letters of Credit shall be issued for lawful corporate. No Letter of Credit shall have an original expiry date more than one year from the date of issuance, unless otherwise agreed to by Lender; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than one year from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is one (1) year after the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Borrower’s Reimbursement Obligations in respect of each Existing Letter of Credit and new Letter of Credit shall be governed by the terms of this Credit Agreement

(b) Letter of Credit Fees. Prior to the date upon which the Accordion Facility is Activated, Borrower shall pay to Lender an annual fee for each new Letter of Credit issued under the Revolving Facility equal to 1.45% of the amount of such Letter of Credit. From and after the date that the Accordion Facility is Activated, Borrower shall pay to Lender an annual fee for each new Letter of Credit issued under the Revolving Facility or the Accordion Facility in an amount equal to the applicable percentage shown in the “LIBOR Rate Margin/Letter of Credit Fee” column of the table appearing in clause (b) of the definition of Applicable Percentage multiplied by the amount of such Letter of Credit.

(c) Reimbursement. In the event of any drawing under any Letter of Credit, Lender will promptly notify Borrower. Borrower shall reimburse Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Advance obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If Borrower shall fail to reimburse Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the BR Default Rate for so long as such amount shall be unreimbursed. Unless Borrower shall immediately notify Lender of Borrower’s intent to otherwise reimburse Lender, Borrower shall be deemed to have requested a Revolving Advance (a “Mandatory Borrowing”) in the amount of the Reimbursement Obligations, the proceeds of which will be used to satisfy the Reimbursement Obligations. Borrower’s

Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment Borrower may claim or have against Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

(d) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(e) ISP98 and UCP. Unless otherwise expressly agreed by Lender and Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each documentary Letter of Credit.

(f) Cash Collateralization. In the event that any Letter of Credit has an expiry date after the Maturity Date, on or prior to the Maturity Date Borrower shall deliver to Lender Cash Collateral in an amount sufficient to cover all LOC Obligations for each such Letter of Credit.

(i) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) delivered pursuant to Section 2.4(f) shall be maintained in blocked, non-interest bearing deposit accounts with Lender. n the event that any Letter of Credit has an expiry date after the Maturity Date, Borrower shall grant to (and subjects to the control of) Lender a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied as hereinafter provided. If at any time Lender determines that Cash Collateral is subject to any right or claim of any Person other than Lender as herein provided, or that the total amount of such Cash Collateral is less than the LOC Obligations secured thereby, Borrower will, promptly upon demand by Lender, pay or provide to Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LOC Obligations for which the Cash Collateral was so provided.

(iii) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce LOC Obligations shall be released to Borrower promptly following (i) the elimination of the applicable LOC Obligations giving rise thereto or (ii) Lender’s good faith determination that there exists excess Cash Collateral.

(g) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

Section 2.5 Prepayments.

(a) Optional Prepayments. Borrower shall have the right to prepay Advances in whole or in part from time to time. Borrower shall give two (2) Business Day’s advanced irrevocable notice of Borrower’s intent to prepay to Lender. Each prepayment pursuant to this Section 2.5(a) shall be applied to the outstanding Facilities as Borrower may elect; provided, however, each prepayment shall be applied first to Base Rate Advances and then to LIBOR Rate Advances in direct order of Interest Period maturities. All prepayments under this Section 2.5(a) shall be without premium or penalty. Interest on the principal amount prepaid through the date of prepayment shall be payable on the next occurring Payment Date that would have occurred had such Advances not been prepaid or, at the option of Borrower or the request of Lender, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b) Bank Product Obligations Unaffected. Any prepayment made pursuant to this Section shall not affect Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Bank Product.

Section 2.6 Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the principal of and, to the extent permitted by law, interest on the Facilities and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the applicable Default Rate. Any default interest owing under this Section 2.6 shall be due and payable on the earlier to occur of (i) demand by Lender and (ii) the Maturity Date.

Section 2.7 Conversion Options.

(a) Borrower may elect from time to time to convert all Base Rate Advances to LIBOR Rate Advances, in whole, but not in part, by giving Lender at least three (3) Business Days’ prior irrevocable written notice of such election. A form of Notice of Conversion is attached as Schedule 2.7. If the date upon which the outstanding Base Rate Advances are to be converted to LIBOR Rate Advances is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Advance shall bear interest as if it were an Base Rate Advance. The Base Rate Advances may not be converted into LIBOR Rate Advances when any Default or Event of Default has occurred and is continuing.

(b) Borrower may elect from time to time to convert all LIBOR Rate Advances to Base Rate Advances, in whole, but not in part, by giving Lender at least one (1) Business Day’s prior irrevocable written notice of such election. A form of Notice of Conversion is attached as Schedule 2.7. If the date upon which the LIBOR Rate Advances are to be converted to Base

Rate Advances is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Advance shall bear interest as if it were an Base Rate Advance.

Section 2.8 Computation of Interest and Fees.

(a) All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the Applicable Interest Rate on Base Rate Advances resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. Any change in the Applicable Interest Rate on LIBOR Rate Advances resulting from a change in the LIBOR Rate shall become effective on the first day of the next Interest Period. Lender shall as soon as practicable notify Borrower and Lender of the effective date and the amount of each such change.

(b) Each determination of an Applicable Interest Rate by Lender pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Lender shall, at the request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any interest rate.

(c) It is the intent of Lender and Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Lender and Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If Lender shall ever receives anything of value which is characterized as interest on the Facilities under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Facilities and not to the payment of interest, or refunded to Borrower if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Facilities. The right to demand payment of the Facilities or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and Lender do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to Lender with respect to the Facilities shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Facilities so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.9 Payments.

(a) Each payment (other than prepayments) of principal or interest under this Agreement or any Note shall be applied, first, to any fees then due and owing by Borrower, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each optional prepayment of the Advances shall be applied in accordance with Section 2.5(a). All payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to Lender for the account of Lender at Lender’s office specified in Section 9.2 in Dollars and in immediately available funds not later than 12:00 Noon on the date when due. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of Borrower’s Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of Lender in connection with enforcing the rights of Lender under the Credit Documents and any protective advances made by Lender with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any fees owed to Lender;

THIRD, to the payment of all of Borrower’s Obligations consisting of accrued fees and interest, and including with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FOURTH, to the payment of the outstanding principal amount of Borrower’s Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon; and

FIFTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Lender in a cash collateral account and applied (A) first, to reimburse Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “FIFTH” above in the manner provided in this Section 2.9(b).

Section 2.10 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if Lender shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for any Interest Period, Lender shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower at least two Business Days prior to the first day of such Interest Period. Unless Borrower shall have notified Lender upon receipt of such telephone notice that Borrower wishes to rescind or modify its request regarding any new LIBOR Rate Advances, such Advances that were requested to be made as LIBOR Rate Advances shall be made as Base Rate Advances and Advances were requested to be converted into or continued as LIBOR Rate Advances shall be converted into Base Rate Advances. Until any such notice has been withdrawn by Lender, no further Advances shall be made as, continued as, or converted into, LIBOR Rate Advances.

Section 2.11 Illegality.

Notwithstanding any other provision of this Agreement, if any Change in Law or in the interpretation or application thereof by the relevant Governmental Authority to Lender shall make it unlawful for Lender to make or maintain LIBOR Rate Advances as contemplated by this Agreement or to obtain in the interbank eurodollar market the funds with which to make such LIBOR Rate Advances, if Lender is match-funding such LIBOR Rate Advances, (a) Lender shall promptly notify Borrower thereof, (b) the commitment of Lender hereunder to make LIBOR Rate Advances or continue LIBOR Rate Advances as such shall forthwith be suspended until Lender shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) Advances then outstanding as LIBOR Rate Advances, if any, shall be converted on the last day of the Interest Period or within such earlier period as required by law as Base Rate Advances. Borrower hereby agree to promptly pay Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by Lender to the provider of funds obtained by Lender in order to make or maintain its LIBOR Rate Advances hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject Lender to any (or any increase in any) Taxes with respect to any Credit Document or any Letter of Credit (except for the imposition of, or any change in the rate of, any Net Income Tax); or

(iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Advances made by Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining LIBOR Rate Advances or of maintaining its obligation to make any such Advances, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, provided that Lender has complied with Sections 2.12(e) and (f), upon request of Lender, Borrower will pay to Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender shall have reasonably determined that any Change in Law affecting Lender, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Advances made or to be made by Lender as contemplated by this Agreement, or the Letters of Credit issued by Lender, to a level below that which Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by Lender to be material, then, provided that Lender has complied with Sections 2.12(e) and (f), from time to time, within fifteen (15) days after demand by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notice to Borrower. Lender shall promptly notify Borrower of any event which it has knowledge after the date hereof which will entitle Lender to compensation and will use commercially reasonable efforts to avoid the need for, or reduce, such compensation for itself.

(f) Reasonable Efforts. Lender agrees to use reasonable efforts to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on Lender of any additional costs or legal or regulatory burdens deemed by Lender to be material.

Section 2.13 Indemnity.

Borrower hereby agrees to indemnify Lender and to hold Lender harmless from any funding loss or expense which Lender may sustain or incur as a consequence of (a) default by Borrower in payment of the principal amount of or interest on any Facility in accordance with the terms hereof, (b) default by Borrower in accepting an Advance after Borrower has given a notice in accordance with the terms hereof, and/or (c) default by Borrower in making any prepayment after Borrower has given a notice in accordance with the terms hereof. A certificate as to any additional amounts payable pursuant to this Section submitted by Lender to Borrower shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Credit Document shall be made free and clear of and without reduction or withholding for any Taxes.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. In addition, Borrower shall indemnify Lender, within thirty (30) days after demand therefor, for any incremental Taxes that may become payable by Lender as a result of any failure of Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Lender, pursuant to paragraph (d), documentation evidencing the payment of Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Lender, agrees to repay the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Lender be required to pay any amount to Borrower pursuant to this paragraph (e) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(f) Each party’s obligations in this Section 2.14 shall survive the termination of the Credit Documents and any obligations payable thereunder.

Section 2.15 Letters of Credit Indemnification; Nature of Lender’s Duties.

(a) In addition to its other obligations under Section 2.4, Borrower hereby agrees to protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b) As between Borrower and Lender, Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put Lender under any resulting liability to Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. Lender shall not, in any way, be liable for any failure by Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of Lender.

(d) Nothing in this Section 2.15 is intended to limit the Reimbursement Obligation of Borrower contained in Section 2.4(c). The obligations of Borrower under this Section 2.15 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of Lender to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.15, Borrower shall have no obligation to indemnify Lender in respect of any liability incurred by Lender arising out of the gross negligence or willful misconduct of Lender (including action not taken by Lender), as determined by a court of competent jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Extensions of Credit herein provided for, Borrower hereby represents and warrants to Lender that:

Section 3.1 Financial Condition.

The audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal years ended December 31, 2008, 2009 and 2010, together with the related consolidated balance sheet, statements of income and retained earning, equity and cash flows for the fiscal years ended on such dates, and Borrower’s Form 10-K and (ii) the unaudited consolidated financial statements of Borrower and its Subsidiaries for fiscal quarter ended March 31, 2011 and Form 10-Q for such quarter:

(i) were prepared in accordance with GAAP (to the extent applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, by an independent nationally recognized accounting firm (except with respect to the unaudited financial statements);

(ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date or dates thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and

(iii) show all Indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments, and as to the audited consolidated financial statements, contingent obligations, all to the extent required by GAAP.

Section 3.2 No Change.

Since December 31, 2010 (and, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law; Patriot Act Information.

Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of Florida, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date, is the following information for Borrower: the exact legal name and any former legal names of Borrower in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which Borrower is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number and the federal tax identification number.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Borrower has full power and authority and the legal right to execute, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No material consent or material authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by Borrower (other than those which have been obtained) or with the validity or enforceability of any Credit Document against Borrower (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of Borrower. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 Compliance with Laws; No Conflict; No Default.

(a) The execution, delivery and performance by Borrower of the Credit Documents to which Borrower is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than such Governmental Approvals that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to Borrower, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of Borrower or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents that in the event of any noncompliance with the provisions of subparagraphs (i) and (ii) above reasonably could be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Borrower (i) (A) has all Governmental Approvals required by law for it to conduct its business, each of which is in full force and effect, (B) each such Governmental Approval is final and not subject to review on appeal and (C) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.

(c) Borrower is not in default under or with respect to any of its Material Contracts or under or with respect to any of its other material Contractual Obligations, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

Except as set forth on Schedule 3.6, no litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to Borrower or any of its Subsidiaries, any such Person’s properties or revenues, or any Credit Document is pending or, to the best knowledge of Borrower, overtly threatened in writing by or against Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues that has not been settled, dismissed, vacated, discharged or terminated which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and no judgments are outstanding which could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.6 hereto is a detailed description of all litigation pending against Borrower or any Subsidiary of Borrower as of the Closing Date, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act; PUHCA; Etc.

Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur Borrower Obligations.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. Borrower (a) is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) does not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by Borrower taken as a group does not exceed 25% of the value of its assets.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any ERISA Plan, and each ERISA Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or an ERISA Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such ERISA Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such ERISA Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) Except as could not be reasonably expected to result in a Material Adverse Effect:

(i) The facilities and properties owned, leased or operated by Borrower or any of its Subsidiaries, including, without limitation, the Land (collectively, the “Properties”) do not contain any Materials of Environmental Concern (i) in violation of, or (ii) present in any fashion that triggers investigation, reporting or remedial action under, any Environmental Law, subject to the disclosure set forth in paragraph (b) below.

(ii) The Properties and all operations of Borrower and its Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and to Borrower’s knowledge, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by Borrower or any of its Subsidiaries (the “Business”), subject to the disclosure set forth in paragraph (b) below.

(iii) Neither Borrower nor any Subsidiary thereof has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, subject to the disclosure set forth in paragraph (b) below.

(iv) Materials of Environmental Concern have not been transported or disposed of from the Properties by Borrower in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties by Borrower or to Borrower’s knowledge, by any other Person in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(v) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Borrower or any Subsidiary thereof, threatened, under any Environmental Law to which Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, subject to the disclosure set forth in paragraph (b) below.

(vi) Borrower has not caused, nor to Borrower’s knowledge, has any other Person caused any release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(b) For purposes of disclosure, Schedule 3.10 describes certain environmental violations at Properties as more specifically set forth in the reports referenced in Schedule 3.10 (the “Environmental Issues”). None of the Environmental Issues could reasonably be expected to have a Material Adverse Effect.

Section 3.11 Purpose of Facilities.

The proceeds of each Facility shall be used solely by Borrower for the purposes stated in the description of the applicable Facility set forth in Section 2.1, Section 2.2 and Section 2.3.

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of Borrower as of the date hereof. Information on the attached Schedule includes state of incorporation or organization; the number of authorized shares of each class of Capital Stock or other equity interests; the number of outstanding shares of each class of Capital Stock or other equity interests, the owner thereof and the percentage of such ownership; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens.

Section 3.13 Ownership; Insurance.

Borrower is the owner of, and has good and marketable title to and adequate insurance coverage for, all of its respective assets which, together with assets leased or licensed by Borrower, represents all assets individually or in the aggregate material to the conduct of the businesses of Borrower taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens. Borrower enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, Borrower and its Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

Borrower and its Subsidiaries have filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by them, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Borrower is not aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.16 Intellectual Property.

Borrower and its Subsidiaries owns, or has the legal right to use, all material Intellectual Property, material tradenames, material technology, know-how and processes necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all material Intellectual Property owned by Borrower and its Subsidiaries or that Borrower or any of its Subsidiaries has the right to use. Except as provided on Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower or any of its Subsidiaries know of any such claim, and, to the knowledge of Borrower and its Subsidiaries, the use of such Intellectual Property by Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 3.16 may be updated from time to time by Borrower to include new Intellectual Property by giving written notice thereof to Lender.

Section 3.17 Solvency.

Immediately before and after giving effect to the Transactions, (a) Borrower is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair saleable value of Borrower’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. Immediately before and after giving effect to the Transactions, Borrower will not have unreasonably small capital in relation to the business in which it is or proposes to be engaged. After giving effect to the Transactions, Borrower has not incurred, or believes that it will incur, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, Borrower does not intend to hinder, delay or defraud either present or future creditors or other Persons to which Borrower is or will become indebted.

Section 3.18 Investments.

All Investments of Borrower and its Subsidiaries are Permitted Investments.

Section 3.19 Location of Collateral.

Set forth on Schedule 3.19(a) is a list of the Properties of Borrower and its Subsidiaries with street address, county and state where located as of the Closing Date. Set forth on Schedule 3.19(a) is a list of the Properties of Borrower and its Subsidiaries with street address, county and state where located as of the Closing Date. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of Borrower and its Subsidiaries is located, including county and state where located as of the Closing Date. Set forth on Schedule 3.19(c) is the chief executive office and principal place of business of Borrower and its Subsidiaries as of the Closing Date.

Section 3.20 No Burdensome Restrictions.

Neither Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to restrict their business in a manner that would have a Material Adverse Effect.

Section 3.21 Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower or any of its Subsidiaries as of the Closing Date, and neither Borrower nor any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.21 hereto or (ii) has knowledge of any potential or pending strike, walkout or work stoppage.

Section 3.22 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of Borrower or any of its Subsidiaries to Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to Borrower or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.23 Material Contracts.

Schedule 3.23 sets forth a complete and accurate list of all Material Contracts of Borrower and its Subsidiaries in effect as of the Closing Date. As of the Closing Date, other than as set forth in Schedule 3.23, each such Material Contract is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof and neither Borrower nor a Subsidiary thereof has violated in any material respect any such Material Contract. Borrower has delivered to Lender for its review a correct and complete copy of each written agreement listed in Schedule 3.23 (as amended to date).

Section 3.24 Brokers’ Fees.

Neither Borrower nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the Transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement.

Section 3.25 Anti-Terrorism Laws.

Neither Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Borrower nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Borrower (i) is not a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, has not and does not engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.26 Compliance with OFAC Rules and Regulations.

(a) None of Borrower, its Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b) None of Borrower, its Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.27 Compliance with FCPA.

Borrower and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither Borrower nor its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Borrower or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing and Initial Extensions of Credit.

This Agreement shall become effective upon, and the obligation of Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Documents. Lender shall have received (i) counterparts of this Agreement, (ii) the Revolving Note, (iii) the Construction Note, and (iv) the Covenant Not To Encumber, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance reasonably satisfactory to Lender.

(b) Authority Documents. Lender shall have received the following:

(i) Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of Borrower certified (A) by an officer of Borrower (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true, correct, complete and in full force and effect as of such date and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(ii) Resolutions. Copies of resolutions of the board of directors of Borrower approving and adopting the Credit Documents, the Transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of Borrower (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of Borrower certified by a secretary or assistant secretary of Borrower (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. A copy of certificates of good standing, existence or its equivalent with respect to Borrower certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of Borrower and its Subsidiaries in such state.

(v) Incumbency. An incumbency certificate of Borrower certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1-1 attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinions of Counsel. Lender shall have received opinions of legal counsel for Borrower, dated the Closing Date and addressed to Lender and Lender, which opinions shall be in form and substance acceptable to Lender.

(d) Personal Property Searches. Lender shall have received, in form and substance satisfactory to Lender:

(i) searches of UCC filings in the jurisdiction of the chief executive office of Borrower, the state of incorporation or organization of Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by Lender in order to perfect Lender’s security interest in the Intellectual Property;

(e) Liability, Casualty and Business Interruption Insurance. Lender shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability (including product liability) and casualty insurance meeting the requirements set forth herein or in the Security Documents and business interruption insurance satisfactory to Lender. Lender shall be named as loss payee and/or additional insured with respect to such insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(f) Solvency Certificate Compliance. Lender shall have received an officer’s certificate prepared by the chief financial officer of Borrower as to the financial condition, solvency and related matters of Borrower, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1-2 hereto.

(g) Account Designation Letter. Lender shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(h) Notice of Borrowing. Lender shall have received a Notice of Borrowing in the form of Schedule 2.1(b)(i) hereto with respect to the Advance, if any, to be made on the Closing Date.

(i) Consents. Lender shall have received evidence that all governmental, shareholder, board of director and third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.

(j) Due Diligence. Lender shall have (i) completed in form and scope reasonably satisfactory thereto its business, legal, financial and environmental due diligence of Borrower and its Subsidiaries, and (ii) received such documentation and information from Borrower and its Subsidiaries as required by Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the requirements of OFAC and the Patriot Act.

(k) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(l) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Borrower or any of its Subsidiaries.

(m) Material Adverse Effect. No event, condition or circumstance which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred since December 31, 2010.

(n) Revolver Availability. Immediately after giving effect to this Agreement and the initial Extensions of Credit hereunder, the sum of the outstanding Revolving Advances plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount.

(o) Financial Statements. Lender shall have received copies of the financial statements and other financial information referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(p) Officer’s Certificates. Lender shall have received a certificate executed by a Responsible Officer of Borrower as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or governmental instrumentality (A) with respect to Borrower or any of its Subsidiaries that reasonably could be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries, this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) with respect to this Agreement or the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, and (ii) immediately after giving effect to this Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) Borrower is in compliance with each of the financial covenants set forth in Section 5.9 on a Pro Forma Basis.

(q) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Lender and its counsel.

Section 4.2 Conditions to the Accordion Facility.

The obligation of Lender to make the initial Advance under the Accordion Facility is subject to the satisfaction of the following conditions precedent on the date of making such initial Accordion Advance:

(a) Receipt of Notice and Fee. Lender has received from Borrower the notice of Borrower’s election to activate the Accordion Facility setting forth the Initial Accordion Amount, as provided in Section 2.2, and the applicable Accordion Commitment Fee has been paid to Lender.

(b) Receipt of Additional Credit Documents. Lender shall have received (i) the Accordion Note, substantially in the form attached hereto as Schedule 4.2(b), in the Initial Accordion Amount (ii) a Security Agreement, substantially in the form attached hereto as Schedule 4.2(b)(2), granting to Lender a first security interest in all Collateral, and (iii) such other Security Documents as Lender may reasonably require based upon the nature of the Collateral, including, without limitation, UCC financing statements for each appropriate jurisdiction as is necessary, in Lender’s sole discretion, to perfect Lender’s security interest in the Collateral, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance reasonably satisfactory to Lender.

(c) Current Authority Documents. Lender shall have received the following:

(i) Good Standing. A copy of certificates of good standing, existence or its equivalent with respect to Borrower certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of Borrower and its Subsidiaries in such state.

(ii) Incumbency. An incumbency certificate of Borrower in form and substance satisfactory to Lender, certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(d) Updated Personal Property Searches. Lender shall have received, in form and substance satisfactory to Lender, currently dated updates to the searches delivered to Lender pursuant to Section 4.1(d).

(e) Notice of Borrowing. Lender shall have received a Notice of Borrowing in the form of Schedule 2.2(b)(i) hereto with respect to the Advance, if any, to be made on the Closing Date.

(f) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Borrower or any of its Subsidiaries.

(g) Material Adverse Effect. No event, condition or circumstance which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred since the Closing Date.

(h) Default. No Default or Event of Default shall have occurred and be continuing on such date.

Section 4.3 Conditions to All Extensions of Credit.

The obligation of Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by Borrower herein, in the other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent they expressly relate to an earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Extension of Credit.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Advances plus LOC Obligations issued under the Revolving Facility shall not exceed the Revolving Committed Amount and (ii) the sum of the aggregate principal amount of outstanding Accordion Advances plus LOC Obligations issued under the Accordion Facility shall not exceed the Effective Accordion Note Amount.

(d) Additional Conditions to Revolving Advances. If a Revolving Advance is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Accordion Advances. If an Accordion Advance is requested, (i) all conditions set forth in Section 2.2 shall have been satisfied.

(f) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied.

(g) Additional Conditions to Construction Advances. If a Construction Advance is requested, all conditions applicable to the Construction Advance so requested, as set forth in Article VIII, shall have been satisfied.

Each request for an Extension of Credit and each acceptance by Borrower, of any such Extension of Credit shall be deemed to constitute representations and warranties by Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (g) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees, on the Closing Date and thereafter for so long as this Agreement is in effect, until all of Lender’s obligations to make Advances have terminated, no Note remains outstanding and unpaid and Borrower’s Obligations together with interest and all other amounts owing to Lender hereunder, are paid in full, Borrower shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1, 5.2 or 5.7 hereof), to:

Section 5.1 Financial Statements.

Furnish to Lender:

(a) Annual Financial Statements. As soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of Borrower, (i) a copy of the consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of Borrower and its consolidated Subsidiaries for such year which, other than in the case of the consolidating statements, shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to Lender, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and (ii) if the Accordion Facility has been Activated, an updated Schedule 3.19(b);

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, (i) a copy of the consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as of the end of such period and related consolidated statements of income and retained earnings and of cash flows for Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, accounting principles as provided in Section 1.3.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Lender receives such reports from Borrower through electronic mail; provided that, upon Lender’s request, Borrower shall provide paper copies of any documents required hereby to Lender.

Section 5.2 Certificates; Other Information.

Furnish to Lender:

(a) Within seven (7) Business Days after receipt thereof, copies of any reports or “management letter” or other similar document or documents submitted to Borrower by a certified public accountant in connection with the examination of the financial statements of Borrower or any of its Subsidiaries;

(b) No later than thirty (30) days after the end of each of Borrower’s first three fiscal quarters, and concurrently with the delivery of Borrower’s annual financial statement, a certificate signed by the president and chief financial officer of Borrower, certifying (i) compliance with the applicable financial covenants set forth in Section 5.9, (ii) the calculated Leverage Ratio, and (iii) that no Default or Event of Default has occurred and is continuing under any of the documents evidencing or securing the Facilities, or if a Default or Event of Default has occurred, the nature of such Default or Event of Default and the actions being taken or proposed in connection with the remedy of such Default or Event of Default (a “Compliance Certificate”), which Compliance Certificate shall be in the form attached hereto as Schedule 5.2(b), together with all supporting information, worksheets and calculations establishing compliance with the applicable financial covenants;

(c) Within seven (7) days after the filing thereof, Borrower’s Form 10-K and Form 10-Q and any reports or other documents filed by Borrower or any of its Subsidiaries with the SEC;

(d) Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) above, an updated copy of Schedule 3.16 if the Accordion Facility has been Activated and Borrower has registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since such Schedule was last updated, as applicable; and

(e) Promptly, such other information as may be reasonably requested from time to time by Lender.

Section 5.3 Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes (federal, state, local and any other taxes) and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of Borrower.

Section 5.4 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as conducted by it on the Closing Date; preserve, renew and keep in full force and effect its existence and good standing and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b) Maintain with financially sound and reputable insurance companies (i) insurance in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof, and shall include, without limitation, fire, theft and extended coverage casualty insurance coverage insuring Borrower’s property, including, without limitation, any Collateral for the Accordion Facility, in an amount of not less than the full replacement value thereof, (ii) general public liability insurance (including, without limitation, automobile and product liability) in an amount of not less than $1,000,000 per occurrence and $2,000,000 annual aggregate, (iii) business interruption insurance and (iv) during any period of construction of Improvements, cause the policy evidencing fire and extended coverage insurance for the Improvements to be in the so-called “Builder’s Risk 100% Completed Value Non-Reporting” form; and furnish to Lender, upon written request, full information as to the insurance carried. Lender shall be named as loss payee or an additional insured, as applicable, with respect to such insurance policies (except that Lender need not be named the loss payee under any property insurance until such time as the Accordion Facility has been Activated), and each provider of such insurance policies shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of Borrower or any of its Subsidiaries or any other Person shall affect the rights of Lender under such policy or policies. The present insurance coverage of Borrower is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.5(b).

(c) In the case of the occurrence of any material business interruption or material casualty, damage to, loss or destruction of any Collateral for the Accordion Facility or any material part thereof, or seizure of an such Collateral for any reason, including, without limitation, action by any foreign government, Borrower shall promptly give written notice thereof to Lender generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of such Collateral or any part thereof, Borrower, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at Borrower’s cost and expense, will promptly repair or replace such Collateral so lost, damaged or destroyed.

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its businesses and activities, such entries to be in conformity with GAAP and all Requirements of Law; and permit, during regular business hours and upon reasonable notice by Lender, Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and with their independent certified public accountants.

Section 5.7 Notices.

Give notice in writing to Lender of:

(a) promptly, but in any event within five (5) Business Days after Borrower knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) promptly, the occurrence of any default or event of default under any Contractual Obligation of Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $500,000;

(c) promptly, any litigation, or any investigation or proceeding known to Borrower (i) affecting Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $500,000, (ii) affecting or with respect to this Agreement or any other Credit Document or (iii) involving an environmental claim or potential liability under Environmental Laws;

(d) as soon as possible and in any event within thirty (30) days after Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any ERISA Plan, a failure to make any required contribution to an ERISA Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or an ERISA Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e) any notice of any violation of any Requirement of Law received by Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which could reasonably be expected to have a Material Adverse Effect;

(f) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(g) any attachment, judgment, lien, levy or order exceeding $500,000 that may be assessed against or threatened against Borrower other than Permitted Liens; and

(h) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless Lender, and its employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction in a final and non-appealable judgment. The agreements in this paragraph shall survive repayment of Borrower’s Obligations.

Section 5.9 Financial Covenants.

(a) Commencing on the day immediately following the Closing Date and continuing until such time as the Accordion Facility is Activated, Borrower shall comply with the following financial covenants:

(i) Consolidated Tangible Net Worth. Borrower shall maintain a Consolidated Tangible Net Worth of not less than $92,000,000, which amount shall be increased annually by an amount equal to fifty percent (50%) of Consolidated Net Income for the prior year as shown on the annual financial statement delivered to Lender as provided in Section 5.1(a). Compliance shall be tested on the last day of each calendar quarter on a trailing 4-quarter basis.

(ii) Minimum Consolidated EBITDA. Borrower shall maintain Consolidated EBITDA of not less than $5,000,000. Upon the funding of the initial Advance under the Accordion Facility or the Construction Facility, whichever shall first occur, this covenant shall terminate and be of no further force or effect.

(b) Commencing with end of the first calendar quarter after the initial Advance under the Accordion Facility or the Construction Facility, whichever shall first occur, Borrower shall comply with the following financial covenants:

(i) Consolidated Tangible Net Worth. Borrower shall continue to maintain not less than the Consolidated Tangible Net Worth set forth in subsection (a)(i), above.

(ii) Leverage Ratio. Borrower shall maintain a Leverage Ratio equal to or less than 3.00 to 1.00.

(iii) Consolidated EBIT to Consolidated Interest Expense Ratio. Borrower shall maintain a Consolidated EBIT to Consolidated Interest Expense ratio equal to not less than 2.50 to 1.00.

(c) Compliance Testing. Compliance with each of the financial covenants set forth in this Section 5.9 shall be tested on the last day of each calendar quarter on a trailing 4-quarter basis.

Section 5.10 Compliance with Law.

Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.11 Pledged Assets.

In the event that the Accordion Facility is Activated:

(a) Borrower will, and will cause each of its Subsidiaries to, cause 100% of the Capital Stock of each of its direct or indirect Domestic Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of Lender pursuant to the terms and conditions of the Security Documents or such other security documents as Lender shall reasonably request.

(b) If, subsequent to the date the Accordion Facility is Activated, Borrower shall acquire any securities, instruments, chattel paper or other personal property required for perfection to be delivered to Lender as Collateral hereunder or under any of the Security Documents, Borrower shall promptly (and in any event within five (5) Business Days) after such acquisition notify Lender of same. Borrower shall, and shall cause each of its Subsidiaries to, take such action at its own expense as may be necessary or otherwise requested by Lender (including, without limitation, any of the actions described in Section 4.2 hereof) to ensure that Lender has a first priority perfected Lien to secure Borrower’s Obligations in all Domestic Business Assets, subject only to Permitted Liens.

Section 5.12 Covenants Regarding Intellectual Property.

From and after the date upon which the Accordion Facility is Activated:

(a) Borrower shall notify Lender promptly if it knows or has reason to know that any material application, letters patent or registration relating to any material Patent, material Patent License, material Trademark or material Trademark License of Borrower or any of its Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding Borrower’s or any of its Subsidiary’s ownership of any material Patent or material Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or material Trademark License.

(b) (i) Concurrently with the delivery of the quarterly and annual financial statements of Borrower pursuant to Section 5.1(a) and (b) hereof, Borrower shall provide to Lender and its counsel a complete and correct list of all new Intellectual Property owned by or licensed to Borrower or any of its Subsidiaries with respect to which Lender has not filed a notice of grant of security interest with the United States Patent and Trademark Office or the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, as applicable.

(ii) Upon request of Lender, Borrower shall execute and deliver any and all agreements, instruments, documents, and papers as Lender may reasonably request to evidence Lender’s security interest in the Intellectual Property and the general intangibles (including goodwill) related thereto or represented thereby.

(c) Borrower and its Subsidiaries will take all reasonably necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain all material items of Intellectual Property of Borrower and its Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

(d) In the event that Borrower becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, Borrower shall notify Lender promptly after it learns thereof and shall, unless Borrower shall reasonably determine that such Intellectual Property is not material to the business of Borrower or Borrower and its Subsidiaries taken as a whole, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as Borrower and Lender shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

Section 5.13 Deposit and Securities Accounts.

Borrower shall maintain each of its material operating deposit accounts with Lender.

Section 5.14 Further Assurances.

Upon the reasonable request of Lender, after the Accordion Facility is Activated, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents which are necessary or advisable to create or maintain in favor of Lender Liens on all Domestic Business Assets of Borrower that are duly perfected in accordance with all applicable Requirements of Law.

ARTICLE VI

NEGATIVE COVENANTS

Borrower hereby covenants and agrees, on the Closing Date and thereafter for so long as this Agreement is in effect, until all of Lender’s obligations to make Advances have terminated, no Note remains outstanding and unpaid and Borrower’s Obligations together with interest and all other amounts owing to Lender hereunder, are paid in full, that:

Section 6.1 Indebtedness.

Borrower will not, and will not permit any Domestic Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b) Indebtedness existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness incurred after the Closing Date consisting of Capital Leases and/or purchase money Liens not exceeding $1,000,000.00, in the aggregate;

(d) Unsecured intercompany Indebtedness among Borrower; provided that any such Indebtedness shall be (i) fully subordinated to Borrower’s Obligations hereunder on terms reasonably satisfactory to Lender and (ii) evidenced by promissory notes which shall be pledged to Lender as Collateral for Borrower’s Obligations in the event that the Accordion Facility is Activated;

(e) Indebtedness and obligations owing under Bank Products and other Hedging Agreements not entered into for speculative purposes;

(f) Indebtedness in respect of Guaranty Obligations to the extent permitted under Section 6.3.

Section 6.2 Liens.

Borrower will not, and will not permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any Domestic Business Assets of Borrower or its Subsidiaries, whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3 Guaranty Obligations.

Borrower will not enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than (a) any Guaranty Obligations in favor of Lender, (b) guaranties given by Borrower or any of its Subsidiaries in connection with obligations not constituting Indebtedness, including real property leases and other contracts entered into in the ordinary course of business, and (c) guaranties by Borrower of Indebtedness of Borrower or its Subsidiaries permitted under Section 6.1.

Section 6.4 Nature of Business.

Borrower will not, and will not permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.

Section 6.5 Consolidation, Merger, Sale or Purchase of Assets, etc.

Borrower will not, and will not permit any Domestic Subsidiary to:

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease to a third party or otherwise dispose of its property or assets or agree to do so at a future time except the following shall be expressly permitted:

(i) Specified Sales;

(ii) the disposition of property or assets as a result of a Recovery Event;

(iii) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of Borrower or any of its Subsidiaries;

(iv) the sale, lease or transfer of property or assets between Borrower and its Subsidiaries, so long as any Liens of Lender with respect to such property or assets remain in full force and effect and fully perfected after giving effect to such transaction; and

(v) any other sale, lease or transfer of property or assets not to exceed 5% of Consolidated Tangible Net Worth in the aggregate in any fiscal year (measured as of the end of the preceding fiscal year);

provided, that in each case (other than with respect to clause (iv) above) (A) at least 75% of the consideration received therefor by Borrower or any such Subsidiary shall be in the form of cash or Cash Equivalents, (B) after giving effect to the sale, lease, transfer or other disposition of such property or assets and the repayment of Indebtedness (if any) with the proceeds thereof, Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof and shall be in compliance with all other terms and conditions of this Agreement and (C) no Event of Default shall exist or shall result from such sale, lease, transfer or other disposition of property or assets; or

(b) without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed by Lender, (i) purchase, lease or otherwise acquire the property or assets of any Person, except (A) as part of a Permitted Acquisition or (B) purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business which are not limited or prohibited by this Agreement, or (ii) enter into any transaction of merger or consolidation, except for (A) Permitted Investments and Permitted Acquisitions, and (B) the merger or consolidation of a Subsidiary with and into Borrower; provided that Borrower will be the surviving corporation.

Section 6.6 Advances, Investments and Loans.

Borrower will not, and will not permit any Domestic Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any Capital Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments and Permitted Acquisitions.

Section 6.7 Transactions with Affiliates.

Except as permitted in subsection (vi) of the definition of Permitted Investments, Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

Section 6.8 Ownership of Subsidiaries; Restrictions.

Borrower will not, and will not permit any Subsidiary to, create, form or acquire any Subsidiaries, except for wholly-owned Subsidiaries. Borrower will not, and will not permit any Subsidiary to, sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it, or permit any Subsidiary to, issue, sell, transfer, pledge or otherwise dispose of any of its Capital Stock or other equity interests, except as required by the Credit Documents or pursuant to a transaction permitted by Section 6.5(a)(iv).

Section 6.9 Fiscal Year; Organizational Documents; Material Contracts.

Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year. Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change their articles of incorporation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any material respect without the prior written consent of Lender. Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of Lender, (a) (i) change its state of incorporation or organization, without providing thirty (30) days prior written notice to Lender and without filing (or confirming that Lender has filed) such financing statements and amendments to any previously filed financing statements as Lender may reasonably require, or (ii) change its registered legal name, without providing thirty (30) days prior written notice to Lender and without filing (or confirming that Lender has filed) such financing statements and amendments to any previously filed financing statements as Lender may require, (b) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts (other than in the ordinary course of business), except in the event that such amendments, modifications, cancellations or terminations could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,

(c) have more than one state of incorporation, organization or formation or (d) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of Lender.

Section 6.10 Limitation on Restricted Actions.

(a) Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (i) pay dividends or make any other distributions to Borrower on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to Borrower, (iii) make loans or advances to Borrower, (iv) sell, lease or transfer any of its properties or assets to Borrower, or (v) act as a guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, or amend or otherwise modify the Credit Documents, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Credit Documents, (B) Legal Requirements, (C) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets leased or acquired in connection therewith or (D) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

(b) Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any Indebtedness or other agreement with financial covenants or other restrictions on Borrower or such Subsidiary which are more restrictive, in the reasonable determination of Lender, than the financial covenants and other restrictions contained herein.

Section 6.11 Restricted Payments.

Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment if, as a result of such action, Borrower would fail to comply, on a Pro Forma Basis, with any applicable financial covenant set forth in Section 5.9.

Section 6.12 Sale Leasebacks.

Borrower will not, and will not permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to a Person which is not Borrower or a Subsidiary thereof or (b) which Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by Borrower or any of its Subsidiaries to another Person which is not Borrower or Subsidiary thereof in connection with such lease.

Section 6.13 No Further Negative Pledges.

Borrower will not, and will not permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security to secure obligations under such agreement if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets leased or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.14 Modifications of Subordinated Indebtedness.

Borrower will not, and will not permit any Subsidiary to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Debt of Borrower or Subsidiary if such amendment or modification would add or change any terms in a manner adverse to Lender, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

Section 6.15 Foreign Asset Purchases.

Borrower will not, and will not permit any Subsidiary to, use any of the Advances in excess of $10,000,000 to purchase foreign assets or direct an Advance in excess of $10,000,000 to any one or more of Borrower’s Foreign Subsidiaries.

Section 6.16 Transfer or Change of Location of Collateral.

Borrower will not, after the date on which the Accordion Facility is Activated, transfer or permit the transfer to another location not currently owned or leased by Borrower, any Collateral or the books and records related to any of the Collateral. After the date on which the Accordion Facility is Activated, Borrower shall provide, at any time and from time to time, written lists of the location of the Collateral within thirty (30) days after Lender’s request therefor.

Section 6.17 Change of Borrower’s Name.

Borrower will not change Borrower’s name without giving twenty (20) days prior written notice to Lender.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. (i) Borrower shall fail to pay any principal or interest on any Facility when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (ii) Borrower shall fail to reimburse Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) Borrower shall fail to pay any or other Borrower Obligation or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant Default. (i) Borrower shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4, 5.7 or 5.9, 5.11 or Article VI hereof; or (ii) Borrower shall fail to comply with any other covenant, contained in this Agreement or the other Credit Documents or any other agreement, document or instrument between Borrower and Lender or executed by Borrower in favor of Lender (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within the time prescribed therein, or to the extent not prescribed therein, within thirty (30) days of its occurrence; or

(d) Indebtedness Cross-Default. Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $500,000.00 in the aggregate for Borrower and its Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $500,000.00 in the aggregate for Borrower and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) default beyond the period of grace (not to exceed 30 days) in the observance or performance of any material agreement or condition under any Hedging Agreement that is a Bank Product; or

(e) Bankruptcy Default. (i) Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by third-party insurance) of $500,000.00 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(g) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lender, likely to result in the termination of such ERISA Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or

Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

(h) Change of Control. There shall occur a Change of Control; or

(i) Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or, once the Accordion Facility has been Activated, shall fail to give Lender and/or Lender the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive), or Borrower or any Person acting by or on behalf of Borrower shall deny or disaffirm any of Borrower’s Obligations, or any Lien shall fail to be perfected on a material portion of the Collateral; or

(j) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of Borrower or any of its Subsidiaries shall occur that is in excess of $5,000,000.00; or

(k) Subordinated Debt. The subordination provisions under any Subordinated Debt shall cease to be in full force and effect or shall cease to give Lender the rights, powers and privileges purported to be created thereby; or

(l) Classification as Senior Debt. Borrower’s Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument.

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Lender (in its sole and absolute discretion); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by Lender.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically Lender’s obligation to make Advances shall immediately terminate and the Facilities (with accrued interest thereon), and all other Borrower Obligations under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and Borrower shall immediately pay to Lender cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding and (b) if such event is any other Event of Default, any or all of the following actions may be taken: Lender may (i) by notice to Borrower declare all obligations of Lender to make Advances to be terminated forthwith, whereupon such obligations shall immediately terminate, (ii) by notice of default to Borrower, declare the Facilities (with accrued interest thereon) and all other Borrower’s Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) to be due and payable forthwith and direct Borrower to pay to Lender cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable, (iii) if deemed reasonably necessary by Lender, hire, at the expense of Borrower, one or more consultants and Borrower agrees to cooperate with such consultants, (iv) exercise any rights or remedies of Lender or Lender under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to any Collateral, and (v) exercise any rights or remedies available to Lender or Lender under applicable law.

ARTICLE VIII

THE CONSTRUCTION FACILITY

Section 8.1 Construction Advances.

Subject to the provisions of this Agreement, from time to time as work on the Project progresses, Lender shall make Construction Advances to Borrower, in an aggregate principal amount not to exceed the Budget, in the amounts specified in Section 8.4, for the purpose of paying Construction Costs and Non-Construction Costs incurred in connection with the Project. Borrower agrees that all Construction Advances will be made by such means as Lender may from time to time designate; provided, however, that Lender shall not be required to see to the proper application of any such Construction Advance and shall not incur any liability for any failure of such proper application. Further, following an Event of Default and for so long as such Event of Default remains uncured (if cure thereof is accepted by Lender), Lender reserves the right to disburse Construction Advances directly to contractors and subcontractors and no further direction or authorization from Borrower shall be necessary following an Event of Default to warrant disbursement directly to the contractors and subcontractors, and all disbursements to the contractors and subcontractors shall satisfy pro tanto the obligations of Lender hereunder. As a condition precedent to the Initial Construction Disbursement, Borrower shall furnish to Lender a complete construction schedule and a current trade cost breakdown, itemized as to trade items, trade descriptions.

Section 8.2 Stored Materials.

Lender shall from time to time make, upon the request of Borrower, Construction Advances for major building materials, furniture, fixtures and equipment (the “Materials”), which are to be incorporated into the Improvements but which, at the time of the Construction Advance, are stored on site or at the manufacturing or a warehouse storage site and are not yet affixed to or incorporated into the Improvements, provided that:

(a) The Materials are securely stored and protected from and bonded or insured against theft, vandalism and the elements to Lender’s reasonable satisfaction, and provided further that the aggregate amount advanced for materials stored at any time shall not exceed $1,000,000.00;

(b) All conditions for a Construction Advance under this Agreement are satisfied;

(c) If not yet delivered to the Land, the Materials are fully manufactured and stored in a designated area which effectively segregates the Materials from all other materials or equipment located at the manufacturing or warehouse storage site;

(d) The storer shall have agreed with Lender that Lender and/or Inspecting Engineer may inspect the Materials at any time;

(e) Lender has received, in respect of each requested Construction Advance, invoices for the full price of the Materials.

Section 8.3 Requests for Advances.

To receive Construction Advances, Borrower shall submit each Draw Request to Lender not more frequently than once monthly on or before the tenth (10th) day of each month. Upon receipt of the Draw Request and the documentation required hereby in connection therewith, Lender may cause an inspection to be made of the progress of construction. If Lender elects not to cause an inspection to be made or otherwise determines as a result of any such inspection that construction is proceeding diligently and in accordance with the Plans approved in the manner required by this Agreement, and if all conditions to such Construction Advance as hereinafter provided shall have been fulfilled, Lender will make the Construction Advance on or before the twentieth (20th) day of the same month, upon and subject to all of the terms and conditions of this Agreement, including, without limitation, the following:

(a) In no event shall Lender be required to advance any Construction Facility proceeds for any work performed or materials delivered after the Construction Facility Conversion Date. No Draw Request shall be funded prior to the date upon which Lender has received and approved such Draw Request and all documentation required hereby, and all disbursements will be made to Borrower in a manner determined by Lender or, with Lender’s approval, as Borrower directs in writing. Borrower, in making payment to such party or parties as shall have supplied labor, material or service, shall accurately designate the items of account and the contract for which payment is being made. All Construction Facility proceeds will be considered to have been advanced to and received by Borrower upon, and interest on the Construction Facility proceeds will be payable by Borrower from and after, the advance of the Construction Facility proceeds as aforesaid; and

(b) All Construction Advances shall be used only for the payment of line items as shown in the Budget (as the same may be adjusted from time to time with the prior written approval of Lender) and shall be evidenced by the Construction Note and this Agreement.

Section 8.4 Disbursement Amounts.

Subject to the allocations contained in the Budget and the limitations on disbursements that are hereinafter set forth, each Construction Advance shall be made in an amount equal to the percentage of work completed and incorporated into the Improvements, multiplied by the total allocation of Construction Facility proceeds available for such work pursuant to the Budget, plus the amount allocable to Materials which qualify for disbursement under Section 8.2, less amounts previously advanced for such work and/or Materials and less the applicable Holdback, up to a maximum of one hundred percent (100%) of all approved Construction Costs incurred by Borrower (excluding the value of the Land) plus approved Non-Construction Costs incurred by Borrower. Notwithstanding the foregoing, the aggregate principal amount to be disbursed shall not exceed the amount that results in the lesser of (i) a loan-to-cost ratio for the Project of not more than eighty percent (80%) based on the cost breakdown approved by Lender and/or Lender’s inspecting engineer, or (ii) a loan-to-value ratio for the Project of seventy-five percent (75%) based on the “as completed” fair market value of the Project, as determined the Appraisal. Disbursement of Construction Advances shall be subject to the following additional provisions:

(a) There shall be withheld from the amount of each Advance of Construction Costs a sum (the “Holdback”) equal to ten percent (10%) of such Construction Costs. All Holdback amounts will be disbursed by Lender at the time of the Final Construction Disbursement; and

(b) Subject to the terms and conditions of this Agreement, Lender will make disbursements to pay actual costs approved by Lender and shown on the Budget of (i) labor performed on, and equipment and Materials incorporated into, the Improvements, and (ii) developing the Project. At no time shall the undisbursed balance of the Construction Facility (taking into account all Construction Facility proceeds theretofore advanced by Lender and all construction theretofore completed) be less than the sum of (y) the amount allocated by Lender to complete the construction of the Improvements and (z) the aggregate amount of Holdbacks to date.

Section 8.5 Conditions to Initial Construction Disbursement.

Notwithstanding anything to the contrary contained in this Agreement, Lender shall have no obligation to make the Initial Construction Disbursement unless and until:

(a) The conditions set forth in Subsections 4.3(a), (b) and (c) are satisfied;

(b) the Construction Contract and the Plans have been submitted to and approved by Lender and are in full force and effect;

(c) Lender has received a list of all subcontracts and, to the extent required by Lender, Lender has also received and approved the subcontracts with the subcontractors as to form, substance and the qualifications of the subcontractors thereunder;

(d) in Lender’s determination, there remain sufficient undisbursed and unallocated proceeds of the Construction Facility to fully fund the construction and equipping of the Project to completion in accordance with the approved Plans;

(e) unless waived by Lender, until Lender has received each of the following documents, items and things, all of which shall be satisfactory in form and substance to Lender:

(i) a detailed cost breakdown for construction of the Improvements;

(ii) evidence that Completion of Improvements can be achieved for a total cost that does not exceed the amount allocated thereto in the Budget (which evidence shall include, but will not necessarily be limited to, a satisfactory plan and cost review prepared by Inspecting Engineer);

(iii) a building timetable verifying that Completion of Improvements can be achieved by the Construction Facility Conversion Date;

(iv) approval by Inspecting Engineer of the final Plans and cost breakdown for construction of the Improvements;

(v) evidence that all licenses, permits, consents, approvals and authorizations for the construction of the Improvements, including without limitation the building permit(s), are in full force and effect and that no notices of violation or revocation with respect thereto have been received;

(vi) evidence that (A) the Notice of Commencement has been duly executed and recorded and (B) Borrower has caused to be posted on the Land a certified copy of the recorded Notice of Commencement;

(vii) a certificate of insurance or other evidence that the builder’s risk insurance required by Section 5.5(b), above, is in full force and effect with respect to the Improvements;

(viii) a current boundary survey of the Land; and

(ix) a current Appraisal of the Project on an “as completed” basis.

Section 8.6 Subsequent Disbursements.

Once the Initial Construction Disbursement has been made by Lender, Lender shall make further Construction Advances no more often than monthly (including the Final Construction Disbursement) upon receipt of a Draw Request, subject to the continuing satisfaction of the conditions set forth in Section 8.5 and to the following additional conditions:

(a) Lender shall have received such lien waivers, releases and affidavits with respect to all prior disbursements and all prior work, from contractors, subcontractors, sub-subcontractors, materialmen and other potential lienors (including without limitation Borrower’s Engineer), as may be reasonably required by Lender;

(b) All licenses, permits, consents, approvals and authorizations for the construction and development of the Improvements, or so much thereof as to which construction has been commenced, shall be in full force and effect and no notices of violation or revocation with respect to any thereof shall have been received;

(c) Lender shall have received such updates or recertifications to the survey of the Land as Lender may reasonably require, including, without limitation, a foundation survey when the foundation of the Improvements has been completed;

(d) Lender shall have received verification from the Inspecting Engineer, based upon a visual inspection, that the percentage or stage of completion is as represented on the Draw Request, and that all construction to date is in accordance with the approved Plans; and

(e) Lender shall have received such other instruments, documents and certificates as Lender may reasonably request.

Section 8.7 Final Construction Disbursement.

Lender shall make the final Construction Advance for payment of Construction Costs, and shall release any Holdbacks that have not been theretofore released (collectively, the “Final Construction Disbursement”), upon Lender’s receipt of the following documents, items and things, all of which shall be satisfactory in form and substance to Lender:

(a) Certificates of the Contractor and Inspecting Engineer (i) stating that the Improvements have been fully completed in accordance with the Plans approved by Lender and all applicable building, fire, safety, environmental and similar codes, and (ii) containing such other details concerning the construction of the Improvements as Lender may reasonably request, together with verification of such statements and information by the Inspecting Engineer;

(b) An affidavit from the Contractor, together with recordable lien waivers and releases of lien satisfactory to Lender from all contractors, subcontractors, sub-subcontractors, materialmen and all other persons entitled to enforce a lien against the Project under the Florida Construction Lien Law with respect to work completed to the date of the Final Construction Disbursement (which may be conditioned upon receipt of a specified portion of the proceeds of the Final Construction Disbursement), and such additional affidavits and assurances as may be reasonably required by Lender to determine that the Project will be free and clear of mechanics’ liens;

(c) Evidence that all certificates or permits required for the use and occupancy of the Improvements have been duly issued by the appropriate Governmental Authority, together with copies of all such certificates and permits;

(d) An as-built survey locating all Improvements, certified for the benefit of Borrower and Lender, showing that no encroachments exist over the boundaries of the Land or over any set-back or right-of-way lines; and

(e) As-built plans and specifications for the Improvements, certified by Borrower’s Engineer.

Section 8.8 Additional Conditions to Disbursement.

Anything contained herein, or in any other agreement between Borrower and Lender, to the contrary notwithstanding, Lender shall not be obligated to make any Construction Advance hereunder that it otherwise would be obligated to make if, on the date such Construction Advance is to be made:

(a) Borrower shall be unwilling or unable to pay for that portion of Construction Costs and Non-Construction Costs then due and payable that will not be covered by such Construction Advance;

(b) there is of record any mortgage, lien, charge or other encumbrance on the Project or the Properties;

(c) Any portion of the Improvements theretofore constructed shall have been destroyed or materially damaged by fire or other casualty and (i) Lender shall not have received insurance proceeds sufficient in the judgment of Lender to effect the satisfactory restoration of the Improvements and to permit the completion thereof on or before the Construction Facility Conversion Date, or (ii) Borrower shall not have agreed to fund any deficit, as reasonably estimated by Lender and in a manner satisfactory to Lender, in order to effect the satisfactory restoration of the affected Improvements and to permit the completion thereof on or before the Construction Facility Conversion Date;

(d) Lender shall reasonably determine that (i) the undisbursed portion of the Construction Facility is insufficient to fully complete the Improvements in a lien-free condition and to pay or provide for all reasonably anticipated Non-Construction Costs and (ii) Borrower has failed to provide Lender with satisfactory evidence of Borrower’s willingness and ability to provide the additional amount necessary to cover such shortfall; or

(e) Any of the conditions set forth in Subsection 4.3(a), Subsection 4.3(b) or Subsection 4.3(c) is not satisfied.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Modification, Waiver, Consent.

No purported modification or waiver of any provision of this Agreement, and no purported consent to any departure by Borrower from strict compliance with any of its obligations hereunder, shall be effective in any event unless the same is in writing and signed by Lender, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on Borrower in any event not specifically required of Lender hereunder shall not entitle Borrower to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder. Any Advance of proceeds of any of the Facilities hereunder shall not constitute a waiver of any of the conditions of Lender’s obligations to make further Advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided. From and after the occurrence of any Event of Default, Lender may accept or reject any offer or undertaking by Borrower to cure same in the exercise of Lender’s sole discretion.

Section 9.2 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	If to Borrower:

Sun Hydraulics Corporation

1500 West University Parkway

Sarasota, FL 34243

Attention: Tricia Fulton, Chief Financial Officer

Telephone: (941) 362-1232

Fax: (941) 362-1268

Email: triciaf@sunhydraulics.com

(ii)	If to Lender:

Fifth Third Bank (Tampa Bay)

201 East Kennedy Boulevard, Suite 1800

MD T201KA

Tampa, FL 33602

Attention: Andrew D. Hahn, Vice President

Telephone: (813) 306-2448

Fax: (813) 306-2529

Email: Andrew.Hahn@53.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender and Borrower may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Extensions of Credit, provided that all such representations and warranties shall terminate on the date upon which all obligations of Lender to make Advances hereunder have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes; Indemnity.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, brought by a third party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are the result of the gross negligence or willful misconduct of such Indemnitee. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Facility or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable law, Lender shall not assert, and Lender hereby waives, any claim against Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Facility or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(d) Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(e) Survival. The agreements contained in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of Borrower’s Obligations.

Section 9.6 Successors and Assigns; Assignment.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and participants of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Lender, in the exercise of its sole discretion, may (i) assign this Agreement and the other Credit Documents, including all of its rights hereunder and thereunder, and cause the assignee or any subsequent assignee to make any Advances not made at the time of the assignment, or (ii) participate one or more of the Facilities with one or more other lending institutions; and, in either such event, all the provisions of this Agreement shall continue to apply to the Facilities. Lender shall have the right to disclose to any prospective assignee of or participant in one or more of the Facilities such information regarding any Borrower as Lender may deem necessary or expedient. Borrower shall have no right to assign this Agreement or the proceeds to be advanced hereunder without Lender’s prior written consent. Notwithstanding the foregoing, in the event Borrower does make an assignment of this Agreement or its rights hereunder, Lender may, at Lender’s option, continue to make Advances hereunder to Borrower or Borrower’s successors in interest, and all sums so advanced shall be deemed Advances made in pursuance and not in modification hereof and shall be evidenced by the Notes and secured by the Security Documents, if any.

Section 9.7 Right of Set off.

(a) If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Credit Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such lender were a direct creditor of Borrower in the amount of such participation.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Borrower and Lender and Lender shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Integration.

This Agreement and the other Credit Documents represent the agreement of Borrower and Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Lender or Borrower relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12 Governing Law.

This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida.

Section 9.13 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against Borrower with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of Florida, and, by execution and delivery of this Agreement, Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Borrower irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which Lender shall have been notified pursuant thereto, such service being hereby acknowledged by Borrower to be effective and binding service in every respect. Borrower and Lender irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the court of any other jurisdiction.

Section 9.14 Acknowledgments.

Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) Lender has no fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement and the relationship between Lender, on one hand, and Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among Lender and Borrower.

Section 9.15 Waivers of Jury Trial; Waiver of Consequential Damages.

BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.16 Patriot Act Notice.

Lender (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

Section 9.17 Resolution of Drafting Ambiguities.

Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.18 Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Borrower Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all obligations of Lender to make Advances and Letters of Credit have been terminated. Upon termination, Borrower shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and Lender shall, at the request and expense of Borrower, deliver any Collateral in its possession to Borrower and release any and all Liens on the Collateral; provided that should any payment, in whole or in part, of Borrower’s Obligations be rescinded or otherwise required to be restored or returned by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and any and all Liens of Lender shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by Lender in connection therewith shall be deemed included as part of Borrower’s Obligations.

Section 9.19 Press Releases and Related Matters.

Borrower consents to the publication by Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of Borrower.

Section 9.20 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between Borrower and their Affiliates, on the one hand, and Lender, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) Lender has not assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether Lender has advised or is currently advising Borrower or any of its Affiliates on other matters) and Lender has no obligation to Borrower or any of its Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.21 Responsible Officers.

Lender is authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Lender and evidence, reasonably satisfactory to Lender, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender (or such earlier time as agreed to by Lender).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	SUN HYDRAULICS CORPORATION, a Florida corporation

	By:	/s/ Tricia Fulton
	Name:	Tricia Fulton
	Title:	CFO

LENDER:	FIFTH THIRD BANK, a Florida banking corporation

	By:	/s/ Andrew D. Hahn
	Name:	Andrew D. Hahn
	Title:	Vice President